UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2022

QualTek Services Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40147	83-3584928
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Sentry Parkway E, Suite 200 Blue Bell, Pennsylvania	19422
(Address of principal executive offices)	(Zip Code)

(484) 804-4585

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	QTEK	The Nasdaq Stock Market LLC
Warrants	QTEKW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 23, 2022, QualTek Services Inc.’s (the “Company”) indirect subsidiaries QualTek Buyer, LLC and QualTek LLC, entered into an amendment (the “Amendment”) among QualTek Buyer, LLC, QualTek LLC, certain of the Company’s other indirect subsidiaries party thereto and PNC Bank, National Association, as administrative agent, collateral agent and lender (in such capacity, the “Agent”), to that certain ABL Credit and Guaranty Agreement, dated as of July 18, 2018, among QualTek Buyer, LLC, QualTek LLC, certain of the Company’s other indirect subsidiaries party thereto, the Agent, PNC Capital Markets LLC as sole lead arranger and sole bookrunner, and the lenders party thereto (the “Credit Agreement”, and as amended by the Amendment, the “Amended Credit Agreement”).

The Credit Agreement provides for an asset-based revolving credit facility (the “ABL Facility”) with aggregate revolving commitments of $103,500,000, which was increased in September 2022 to $130,000,000 for the period ending December 31, 2022, including a swingline subfacility and a letter of credit subfacility. The Amendment revised the aggregate revolving commitment amounts available under the ABL Facility, such that $130,000,000 will be available until June 30, 2023, $120,000,000 will be available from July 1, 2023 through December 31, 2023, and $103,500,000 will be available thereafter. Interest on the principal amounts outstanding under the Credit Agreement, which is payable in arrears, is based on either an elected Base Rate plus an applicable margin, or a BSBY Rate, plus an applicable margin, as defined in the Amended Credit Agreement (the “Applicable Margin”). The Amendment provides that from the date of the Amendment through December 31, 2023, the Applicable Margin shall be 3.00% for Base Rate loans and 4.00% for BSBY Rate loans and, on and after January 1, 2024, 2.75% for Base Rate loans and 3.75% for BSBY Rate loans. The Company’s ability to borrow under the ABL Facility is subject to periodic borrowing base determinations. The borrowing base consists primarily of certain eligible accounts receivable and eligible inventory. The Amendment modified the cap on the amount of eligible unbilled accounts receivable included in the borrowing base from 75% to 50% of the aggregate borrowing base beginning on September 1, 2023. The Amendment also amended the fixed charge coverage ratio covenant such that the Company will not need to comply with such covenant until the first quarter of 2024. In addition, the Amendment added a new financial covenant applicable starting with the fourth quarter 2022 through the fourth quarter 2023, which requires a minimum Consolidated Adjusted EBITDA (as defined in the Credit Agreement) level that the Company must maintain for each of the aforementioned fiscal quarters, as further detailed in the Amendment. The ABL Facility matures on July 17, 2025, unless required to mature earlier pursuant to the terms of the Amended Credit Agreement.

The description of the Amendment and the Amended Credit Agreement in this Current Report on Form 8-K is a summary of, and is qualified in its entirety by, the terms of the Amendment and the Amended Credit Agreement. A copy of the Amendment will be filed with the Company’s Annual Report on Form 10-K for the period ending December 31, 2022.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above regarding the ABL Facility and the Amended Credit Agreement is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALTEK SERVICES INC.

Date: December 27, 2022	By:	/s/ Christopher S. Hisey
	Name:	Christopher S. Hisey
	Title:	Chief Executive Officer

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